Ernst & Young LLP One Manhattan West New York, NY 10001-8604	Tel: +1 212 773 3000 ey.com

July 7,2025

Securities and Exchange Commission
100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 8 to Form N-CSR dated April 30, 2025, of Investment Manager Series Trust III and are in agreement with the statements contained in the Changes in and Disagreements with Accountants on page 40 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP
New York, New York